Lithia Announces $250 Million Authorization for Share Repurchase; Announces David Robino Appointed to Board of Directors

MEDFORD, OR -- (Marketwired - March 03, 2016) - Lithia Motors, Inc. (NYSE: LAD) announced that its Board of Directors has authorized the repurchase of up to $250 million of Lithia Class A common stock. This modifies the existing authorization, increasing the total and establishing a maximum dollar rather than share amount. Lithia had approximately 26 million shares of Class A common stock outstanding as of March 1, 2016.

The Company also announced that David Robino was appointed to the Lithia Board of Directors effective March 1, 2016. Mr. Robino will serve as an independent director. "We are pleased to have David join our Board of Directors," said Sid DeBoer, Lithia's Chairman. "We look forward to the experience and insight that he will bring."

David Robino began his management career at The Maytag Company and at Pepsi-Cola and worked as Senior Vice President of Nielsen International where he led multiple global business functions. Mr. Robino served as Vice President of AT&T Solutions and later at AT&T's Business Markets Division, and at Gateway, Inc. as Executive Vice President, Chief Administrative Officer and Vice Chairman. He has previously served on the boards of Memec, Inc. and Insight Enterprises, Inc. He has a M.S. from Iowa State University and B.A. from Graceland College.

Lithia also announced that William Young retired from the Board of Directors effective March 1, 2016. "Bill served as a member of our Board since 2010, and we thank him for his years of valuable service," said Sid DeBoer.

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 139 stores in 15 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748